                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       Federal Realty Investment Trust
                (Name of Registrant as Specified In Its Charter)

                              Catherine R. Mack
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

           (LOGO OF FEDERAL REALTY INVESTMENT TRUST APPEARS HERE)


                                                                  March 29, 1994

Dear Shareholder:

  Please accept my personal invitation to attend our Annual Meeting of Shareholders on Wednesday, May 4, 1994 at 10:00 a.m. This year's meeting will be held in the Corcoran Ballroom at the Four Seasons Hotel--Georgetown, Washington, D.C.

  The business to be conducted at the meeting is set forth in the formal notice that follows. At the meeting, Management will review 1993, report on recent financial results and discuss expectations for the future. After the formal presentation, the Trustees and Management will be available to answer any questions that you may have.

  Your vote is important. I urge you to complete, sign and return the enclosed proxy card.

  I look forward to seeing you on May 4.

                                          Sincerely,

                                          (Signature of Steven J. Guttman
                                           Appears Here)
                                          Steven J. Guttman
                                          President and Chief Executive
                                          Officer

                        FEDERAL REALTY INVESTMENT TRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 1994

To Our Shareholders:

  The 1994 Annual Meeting of Shareholders of Federal Realty Investment Trust ("Trust") will be held at The Four Seasons Hotel--Georgetown, 2800 Pennsylvania Avenue, N.W., Washington D.C., on Wednesday, May 4, 1994, at 10:00 a.m. for the purpose of considering and acting upon the following:

  1. The election of three Trustees to serve for the ensuing three years.

  2. To consider a shareholder proposal to adopt a resolution regarding executive compensation.

  3. The transaction of such other business as may properly come before the meeting or any adjournment.

  Shareholders of record at the close of business on March 28, 1994 are entitled to notice of and to vote at the Annual Meeting.

                                          For the Trustees:

                                          (Signature of Catherine R. Mack
                                           Appears Here)
                                          Catherine R. Mack
                                          Vice President--General
                                          Counsel and Secretary

PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING, OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

                        FEDERAL REALTY INVESTMENT TRUST
             4800 HAMPDEN LANE, SUITE 500, BETHESDA, MARYLAND 20814

                                PROXY STATEMENT
                                 MARCH 29, 1994

  Proxies in the form enclosed are solicited by the Board of Trustees of Federal Realty Investment Trust for use at the 1994 Annual Meeting of Shareholders ("Annual Meeting") to be held at 10:00 a.m., Wednesday, May 4, 1994, at the Four Seasons Hotel--Georgetown, 2800 Pennsylvania Avenue, N.W., Washington, D.C. The close of business on March 28, 1994 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting. On that date, the Trust had 28,110,118 common shares of beneficial interest ("Shares") outstanding, each of which is entitled to one vote. If the proxy in the enclosed form is signed and returned, it will be voted as specified in the proxy; if no specific voting instructions are indicated, the proxy will be voted FOR Proposal 1, AGAINST Proposal 2 and in the named proxies' discretion as to other matters at the Annual Meeting. Any proxy may be revoked by a shareholder at any time before it is voted by written notice, or by attending the Annual Meeting and voting in person.

  The presence, in person or by proxy, of a majority of the outstanding Shares entitled to vote constitutes a quorum at the Annual Meeting. Trustees are elected by the affirmative vote of the holders of a majority of the Shares entitled to vote that are present, in person or by proxy, at the Annual Meeting. The affirmative vote of a majority of the Shares entitled to vote that are present, in person or by proxy, at the Annual Meeting is required to adopt Proposal 2.

  Votes cast "for" and "against" each Proposal will be tallied as indicated. "Broker non-votes" (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such Shares and the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange ("NYSE") rules) are not counted and will have no effect on whether a Proposal is adopted. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum and the number of votes necessary to adopt a Proposal. The vote of a shareholder who abstains will have the same effect as if he or she had voted "against" a Proposal.

  This Proxy Statement and an accompanying proxy are being mailed to shareholders on or about March 29, 1994, together with the Trust's 1993 Annual Report, which includes certified financial statements for the year ended December 31, 1993. The Consolidated Balance Sheets as of December 31, 1993 and 1992 and the Consolidated Statements of Operations, the Consolidated Statements of Shareholders' Equity, the Consolidated Statements of Cash Flows, and the Notes to Consolidated Financial Statements (each of such Statements being for the years ended December 31, 1993, 1992 and 1991), certified and contained in the Trust's 1993 Annual Report, are incorporated herein by reference to that Report.

                OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS

  To the Trust's knowledge, based upon a Schedule 13G filed with the Securities and Exchange Commission ("SEC") as of February 11, 1994, beneficial owners of 5% or more of the Trust's Shares are as follows:

     NAME AND ADDRESS                  AMOUNT AND NATURE                             PERCENT
      OF BENEFICIAL                      OF BENEFICIAL                                 OF
          OWNER                            OWNERSHIP                                  CLASS
     ----------------                  -----------------                             -------
   FMR Corp.                               2,653,900                                  9.73%
   82 Devonshire Street
   Boston, Mass. 02109

                                   PROPOSAL 1

                              ELECTION OF TRUSTEES

  Pursuant to Section 2.2 of the Trust's Declaration of Trust, the Trustees are divided into three classes serving three year terms. Three Trustees, comprising one class of Trustees, are to be elected at the 1994 Annual Meeting. Messrs. A. Cornet de Ways Ruart, Morton S. Lerner and Walter F. Loeb have been nominated for election as Trustees to hold office until the 1997 Annual Meeting and until their successors have been elected and shall qualify. Proxies may not be voted for more than three Trustees.

                                     PRINCIPAL OCCUPATIONS
                                           AND OTHER               TRUSTEE TERM TO
          NAME           AGE             DIRECTORSHIPS              SINCE  EXPIRE
- ----------------------------------------------------------------------------------
A. Cornet de Ways Ruart   60 Director of SIPEF S.A., an interna-    1983    1997
                             tional holding company principally of
                             agricultural interests; Director of
                             Interbrew S.A.
Morton S. Lerner........  66 Retired President and Chief Operating  1993    1997
                             Officer of Lerner Shoes, Inc.; Direc-
                             tor, Wachovia Bank.
Walter F. Loeb..........  69 President, Loeb Associates,            1991    1997
                             management consulting firm.
                             Publisher, Loeb Retail Letter;
                             Director, Intertan Inc., a holding
                             company for foreign retailers;
                             Director, ColorTile, Inc., a
                             retailer; Retired Principal and
                             Senior Retail Analyst, Morgan Stanley
                             & Co., Inc.; Director, Wet Seal, a
                             women's apparel retailer.

  Terms of office of the six Trustees named below will continue until the Annual Meeting in the years indicated.

                                  PRINCIPAL OCCUPATIONS
                                        AND OTHER               TRUSTEE TERM TO
        NAME          AGE             DIRECTORSHIPS              SINCE  EXPIRE
- -------------------------------------------------------------------------------
Dennis L. Berman.....  43 General Partner, GDR Partnerships and  1989    1995
                          Vingarden Associates,
                          builders/developers; Berman Enter-
                          prises.
Arnold M. Kronstadt..  74 Founding Partner, Collins &            1975    1995
                          Kronstadt-Leahy Hogan Collins Draper,
                          architects and planners; Director,
                          Carl M. Freeman Associates, Inc.,
                          real estate builders-developers.
Donald H. Misner.....  59 President, Misner Development; Em-     1978    1995
                          ployee of the Trust.
Samuel J. Gorlitz....  76 Founder of the Trust; President,       1975    1996
                          Gorlitz Associates, real estate de-
                          velopers.
Steven J. Guttman....  47 President and Chief Executive Officer  1979    1996
                          of the Trust; Trustee, International
                          Council of Shopping Centers.
George L. Perry......  60 Senior Fellow, Brookings Institution;  1993    1996
                          Director, State Farm Insurance Com-
                          pany and various mutual funds managed
                          by the Dreyfus Corporation.

  The Board of Trustees has an Audit Committee, comprised of Messrs. Berman, Loeb and Perry, which independently reviews the Trust's financial statements and coordinates its review with the Trust's independent public accountants. The Audit Committee held four meetings in 1993. The Compensation Committee, comprised of Messrs. Berman, Lerner and Perry, reviews and reports to the Board on incentive plans and remuneration of officers. That committee held eight meetings in 1993. The Compensation Committee, administers the Trust's 1993 Long-term Incentive Plan. During 1993 the Board of Trustees held ten meetings. The Board of Trustees has no standing nominating committee.

  THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE THREE NOMINEES.

                  OWNERSHIP OF SHARES BY TRUSTEES AND OFFICERS

  As of March 28, 1994, Trustees and executive officers as a group, and the Trustees, and named executive officers, individually, beneficially owned the following Shares:

                                                          PERCENTAGE OF
                                    NUMBER OF SHARES    OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED (1)    OF THE TRUST
- --------------------------------------------------------------------------
Trustees and executive officers        1,598,222                5.69%
as a group (14 individuals)
Dennis L. Berman(2)                      449,373                1.60%
A. Cornet de Ways Ruart(3)                20,051             under 1%
Steven J. Guttman(4)                     510,168                1.81%
Samuel J. Gorlitz(5)                     138,731             under 1%
Ron D. Kaplan(6)(7)                       71,162             under 1%
Arnold M. Kronstadt(8)                    34,613             under 1%
Morton S. Lerner(9)                        5,334             under 1%
Walter F. Loeb                             8,104             under 1%
Donald H. Misner(10)                      25,637             under 1%
Mary Jane Morrow(11)                      89,226             under 1%
George L. Perry(12)                        4,157             under 1%
Hal A. Vasvari                            97,236             under 1%
Robert S. Wennett                         83,333             under 1%

- --------
  (1) The number and percentage of Shares shown in this table reflect beneficial ownership, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, including Shares which are not owned but as to which options are outstanding and may be exercised within 60 days. Except as noted in the following footnotes, each Trustee and named executive officer has sole voting and investment power as to all Shares listed. Fractions are rounded to the nearest full Share.
  (2) Includes 434,875 Shares as to which Mr. Berman is Trustee under Voting Trust Agreements for certain family members. Mr. Berman does not have disposition rights with respect to these Shares. This number also includes 1,000 Shares owned by a partnership in which Mr. Berman is a general partner.
  (3) Does not include 700 Shares owned by a corporation of which Mr. Cornet's wife is a director.
  (4) Includes 12,000 Shares in trust as to which Mr. Guttman shares voting and investment power with two other trustees, 12,899 Shares owned jointly with his wife and 35,574 Shares held as custodian for minor children.
  (5) Includes 22,100 Shares as to which Mr. Gorlitz shares voting and investment power. Does not include 4,954 Shares as to which Mr. Gorlitz's wife has sole voting and investment power.
  (6) Mr. Kaplan was elected an executive officer on March 11, 1993. Pursuant to Section 16, a report on Form 3 of his beneficial ownership of Shares was required to be filed within 10 days of his election. Mr. Kaplan's report on Form 3 was filed on March 29, 1993.
  (7) Does not include 1,283 Shares as to which Mr. Kaplan's wife has sole voting and investment power.
  (8) Does not include 3,331 Shares as to which Mr. Kronstadt's wife has sole voting and investment power.
  (9) Does not include 2,500 Shares as to which Mr. Lerner's wife has sole voting and investment power.
  (10) Includes 536 Shares owned jointly as to which voting and investment power is shared with Mr. Misner's wife.
  (11) Includes 40 Shares held as custodian for minor children.
  (12) Does not include 300 Shares as to which Mr. Perry's wife has sole voting and investment power.

                REMUNERATION OF EXECUTIVE OFFICERS AND TRUSTEES
  The following table sets forth the summary compensation of the Chief Executive Officer and the four other most highly paid executive officers. In accordance with transitional provisions to the revised rules on executive officer and director compensation disclosure adopted by the SEC, the Trust is not required to disclose amounts that would otherwise be required to be included under the columns "Other Annual Compensation" and "All Other Compensation" for 1991.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                       ANNUAL COMPENSATION          AWARDS
                                  ------------------------------ ------------
            (a)              (b)    (c)      (d)        (e)          (g)          (i)
                                                       OTHER
                                                       ANNUAL                  ALL OTHER
                                   SALARY           COMPENSATION              COMPENSATION
                                    (A)     BONUS       (B)        OPTIONS        (D)
NAME AND PRINCIPAL POSITION  YEAR   ($)      ($)        ($)        (#) (C)        ($)
- -------------------------------------------------------------------------------------------
Steven J. Guttman            1993 $496,000 $200,000                 80,000      $ 18,000
President                    1992  466,000  150,000                 10,000       395,000(E)
 & Chief Executive           1991  402,000  120,000                    --
 Officer
Ron D. Kaplan                1993  178,000   60,000                    --         76,000(F)
Vice President, Capital      1992   21,000      --                     --            400
 Markets                     1991      --       --                     --
Mary Jane Morrow             1993  193,000   50,000                 40,000        24,000
Senior Vice President,       1992  181,000   38,000                 10,000       112,000(E)
 Finance & Treasurer         1991  156,000   32,000                    --
Hal A. Vasvari               1993  223,000  125,000                 40,000        31,000
Executive Vice               1992  208,000   75,000                 10,000       116,000(E)
 President,                  1991  179,000   50,000                    --
 Management
Robert S. Wennett            1993  190,000  100,000                 40,000        13,000
Senior Vice President,       1992  179,000   65,000                 10,000       107,000(E)
 Acquisitions                1991  140,000   85,000                    --

- --------
(A) Amounts shown includes amounts deferred at the election of the named officer pursuant to plans available to substantially all employees.
(B) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.
(C) Option exercise price is equal to the fair market value of the Shares on the date of grant.
(D) The amounts shown in this column for the last fiscal year include the following: (i) Mr. Guttman: $4,816--Trust paid group term life insurance; $4,497--Trust contribution to Section 401 (k) Plan; $3,948--Trust paid annuity contract premium; and $4,549--Trust paid long-term disability insurance premium; (ii) Mr. Kaplan: $513--Trust paid group term life insurance; $408--Trust paid long-term disability insurance premium; $75,125--Trust reimbursement of relocation expenses; (iii) Ms. Morrow:
    $1,036--group term life insurance premium; $4,497--Trust contribution to
    Section 401 (k) Plan; $2,683--Trust paid long-term disability insurance premium; and $16,113--deferred compensation from forgiveness of loans as described below in (E); (iv) Mr. Vasvari: $3,427--Trust paid group term life insurance; $4,497--Trust contribution to Section 401 (k) Plan; $6,830--Trust paid long-term disability insurance premium; and $16,113-- deferred compensation from forgiveness of loans as described below in (E);
    (v) and Mr. Wennett: $539--Trust paid group term life insurance premium; $4,279--Trust contribution to Section 401 (k) Plan; and $7,960--deferred compensation from forgiveness of loans as described below in (E).
(E) In either 1988 or 1989 restricted Share grants were made to the named officer. Loans to facilitate the payment of taxes, either when the officer elected to be taxed or upon vesting, were made to the named officer. The loans are forgiven in three equal installments so long as the officer is still employed by the Trust and such forgiveness is included in Column (i).
    In 1991, the named officers, except Mr. Kaplan, were awarded the opportunity to purchase Shares of the Trust and the Trust made available loans for 100% of the purchase price. One half of the loan was originally scheduled to be forgiven, by forgiving one-sixteenth each January 31, over an 8 year period so long as the officer was employed by the Trust. There was no forgiveness in 1993. The Trust and the officers have agreed to modify the terms of the loan so that beginning in 1995 and each year thereafter, there will be no forgiveness as of January 31 of each year if Funds from Operations ("FFO") per Share increases by less than 5% during the preceding fiscal year. If FFO per Share increases by 5% or more, one-sixteenth of the loan will be forgiven. Beginning in 1997 and thereafter, if FFO per Share increases by 10% or more and total return to shareholders is 10% or greater during the preceding fiscal year, one-eighth of the loan will be forgiven. However, 25% of the original principal amount of each loan is not subject to forgiveness by the Trust. These loans were also modified during 1993 so that they are due on January 31, 2001.
(F) On December 17, 1993, The Trust awarded Mr. Kaplan the opportunity to purchase 40,000 Shares as of January 1, 1994 at the closing price on December 31, 1993 ($25 per share). The Trust loaned Mr. Kaplan 100% of the purchase price for a term of 12 years. One-sixteenth of the loan is scheduled to be forgiven on January 31, 1995. Forgiveness of the remainder of Mr. Kaplan's loan is subject to the same performance measures described above in (E). Therefore, an additional one-sixteenth could be forgiven in 1995 if FFO per share increases by 5% or more in 1994.

    Trustees' fees are paid to Trustees other than Mr. Guttman. In accordance with the provisions of the 1993 Long-Term Incentive Plan, Trustees' fees are payable in cash or Shares or a combination of both, at the election of the Trustee; the Trust issued Shares for 71% of the Trustees' fees paid in 1993. The annual Trustee fee for 1993 was $25,000. Each Trustee was paid the fee based on the number of months during the year he served as a Trustee. The annual fee in 1993 for service on the Compensation Committee was $3,000 and $3,500 for service as its Chairman. The annual fee in 1993 for service on the Audit Committee was $2,500 and $3,000 for service as its Chairman. Committee fees were also prorated based on the number of months of service. In accordance with the 1993 Long-Term Incentive Plan, as of the date of the 1993 Annual Meeting of Shareholders, each non-employee Trustee received an option to purchase 2,500 Shares at an exercise price of $26.00. Pursuant to a consulting agreement, Mr. Gorlitz provides consulting services to the Trust and is paid an annual consulting fee. The current annual consulting fee is $120,000 and Mr. Gorlitz was paid consulting fees of $138,667 during 1993, which included a retroactive adjustment.

EMPLOYMENT AGREEMENTS

    In April 1989, the Trust entered into employment agreements with Steven J. Guttman, Mary Jane Morrow and Hal A. Vasvari. In January 1992, the Trust entered into an employment agreement with Robert S. Wennett. The employment agreements provide that the employee's salary may not be decreased and is automatically increased on January 1 of each year by 50% of any increase in the Consumer Price Index for the previous year. The Board may further increase the salary at any time. The term of each agreement is three years, to be automatically renewed at the end of each month for an additional three years unless either party notifies the other that it elects not to extend the term. The Trustees may terminate the agreement, if the employee is totally disabled for at least six consecutive months and a severance payment is made to the employee of compensation for the lesser period of one year or the remaining term of the agreement, and may also terminate the agreement for "just cause" without payment to the employee. The employee may terminate the agreement without advance notice if his/her duties or responsibilities are materially modified without his/her consent, if the Trust moves the location of its principal office outside the Washington D.C. area, or if the Trust is merged or consolidated with another entity. If any employee so terminates his/her agreement, he/she is entitled to full compensation for the remaining term of the agreement. The employee may also terminate the agreement upon at least six months notice and in that case the Trust's obligations to pay compensation to the employee ceases on the effective date of termination. The agreements are automatically terminated upon an employee's death. In October 1992, the Trust entered into an employment agreement with Mr. Kaplan for an initial term of three years. The Trustees may terminate the agreement for "just cause" without payment to the employee. Mr. Kaplan may terminate the agreement on 60 days notice, provided, however, if he terminates before two full years of service to the Trust, he must reimburse the Trust for 50% of any relocation expense paid to him. Mr. Guttman's, Mr. Kaplan's, Ms. Morrow's, Mr. Vasvari's and Mr. Wennett's current annual salaries are $500,000, $190,000, $200,000, $225,000, and $200,000, respectively.

  In April 1989, the Trust entered into agreements with Mr. Guttman, Ms. Morrow, Mr. Vasvari and in January 1990 with Mr. Wennett that provide that if any of these officers leaves the employment of the Trust following a "change of control" (defined as control of 35% or more of outstanding Shares of the Trust), each officer will be entitled to receive a lump sum cash payment, to have health and welfare benefits and executive privileges continued for a period following such termination, to have all restrictions on the exercise or receipt of any stock options or stock grants lapse, to accelerate forgiveness of Share purchase loans and to have all Shares owned at termination be redeemed at a formula price. Mr. Guttman's payment would be equal to 299% of his salary including incentive compensation and his benefits and privileges would continue for three years. Each of the other named officers would receive two times their salary including incentive compensation and their benefits and privileges would continue for two years.

                             OPTION GRANTS IN 1993

  The following table provides information on option grants in 1993 to the named executive officers.

                                                                         POTENTIAL
                                                                    REALIZABLE VALUE AT
                                                                      ASSUMED ANNUAL
                                                                   RATES OF STOCK PRICE
                                                                       APPRECIATION
                        INDIVIDUAL GRANTS                           FOR OPTION TERM(1)
- ------------------------------------------------------------------ ---------------------
          (A)               (B)        (C)       (D)       (E)        (F)        (G)
                                       % OF
                         NUMBER OF    TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO
                          OPTIONS   EMPLOYEES  EXERCISE
                          GRANTED   IN FISCAL   PRICE   EXPIRATION
          NAME             (#)(2)      YEAR     ($/SH)     DATE      5% ($)    10% ($)
- ----------------------------------------------------------------------------------------
Steven J. Guttman.......   80,000     15.2%     $26.00  5/13/2003  $1,308,000 $3,316,000
Mary Jane Morrow........   40,000      7.6%      26.00  5/13/2003     654,000  1,658,000
Hal A. Vasvari..........   40,000      7.6%      26.00  5/13/2003     654,000  1,658,000
Robert S. Wennett.......   40,000      7.6%      26.00  5/13/2003     654,000  1,658,000

- --------
  (1) These assumed annual rates of stock price appreciation are specified by the SEC. No assurance can be given that such rates will be achieved.
  (2) From May 14, 1994 to May 13, 1995, one-third of the option may be exercised; from May 14, 1995 to May 13, 1996, two-thirds of the option may be exercised; and from May 14, 1996 to the expiration date, the total may be exercised. In the event the optionee transfers Shares to the Trust to satisfy all or part of the exercise price of his/her option, the optionee will be automatically granted a reload option covering the number of Shares transferred to the Trust in payment of the exercise price. This reload option is a non-qualified stock option and its exercise price per Share is the fair market value of a Trust Share on the date of grant of the reload option. The optionee may also pay the purchase price with a loan from the Trust with such terms as the Compensation Committee determines. In the event of a change in control of the Trust, these options become immediately exercisable.

    AGGREGATED OPTION EXERCISES IN 1993 AND DECEMBER 31, 1993 OPTION VALUES

  The following table provides information on option exercises in 1993 by the named executive officers and the value of each such officer's unexercised options at December 31, 1993.

          (A)                  (B)              (C)                   (D)                       (E)
                                                                   NUMBER OF
                                                                  SECURITIES                 VALUE OF
                                                                  UNDERLYING                UNEXERCISED
                                                                  UNEXERCISED              IN-THE-MONEY
                                                                  OPTIONS AT                OPTIONS AT
                                                              FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)
                         SHARES ACQUIRED                   ------------------------- -------------------------
          NAME           ON EXERCISE (#) VALUE REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- --------------------------------------------------------------------------------------------------------------
Steven J. Guttman.......         --                --        12,378       85,122       $29,000      $23,000
Ron D. Kaplan...........         --                --        26,743       13,257        64,000       31,000
Mary Jane Morrow........      4,878           $35,000         4,000       45,122         4,000       23,000
Hal A. Vasvari..........      4,878            35,000         8,000       45,122        32,000       23,000
Robert S. Wennett.......      9,878            67,000             0       45,122             0       23,000

- --------
  (1) Based on $25.00 per Share the closing price on the NYSE on December 31, 1993.

RETIREMENT AND DISABILITY PLANS

  The Trust has a retirement and disability plan for Mr. Guttman, effective since 1978. The agreement implementing the plan provides generally for an annual payment after retirement at or after age 62, or at any time on suffering a total and permanent disability, of $40,000. A lump-sum death benefit of $40,000 will be paid to Mr. Guttman. Mr. Guttman's plan requires funding, and a $200,000 annuity contract was purchased to assist the Trust in meeting this obligation.

  The Trust has a retirement and disability plan for Mr. Gorlitz, effective since 1978, and amended in 1988 and 1992 to revise the current annual payments. The plan provides for an annual consultation fee payment of $120,000, until notice of retirement is given by either Mr. Gorlitz or the Trust, at which time Mr. Gorlitz will receive an annual retirement payment of $75,000 plus adjustments for changes in the Consumer Price Index that occur between June 1, 1988 and the date of Mr. Gorlitz's retirement. Thereafter retirement payments are adjusted annually for changes in the Consumer Price Index, except that no annual adjustment may exceed 10%.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  For 1993, as for prior years, the Compensation Committee was responsible for determining the level of compensation paid to the Trust's executive officers, subject to review and approval of the entire Board of Trustees. The Compensation Committee is comprised entirely of non-employee Trustees.

  Philosophy. The members of the Compensation Committee believe that the Trust's success is largely due to the efforts of its employees and, in particular, the leadership exercised by its executive officers. Therefore, the Compensation Committee believes that it is important to:

  . Adopt compensation programs that enhance the Trust's ability to attract and retain qualified executive officers while providing the financial motivation appropriate to achieve continued high levels of Trust performance.

  . Adopt compensation programs that stress stock ownership and, thereby, tie long-term compensation to increases in shareholder value.

  . Provide a mix of cash and stock-based compensation programs that are competitive with a select group of successful real estate investment trusts and other successful national and regional firms that the members of the Compensation Committee believe are comparable to the Trust.

  . Adjust salary, bonuses and other compensation awards commensurate with overall corporate results.

  . Select compensation programs that emphasize teamwork, pay-for-performance and overall corporate results.

  The members of the Compensation Committee believe, however, that fixed compensation formulas may not adequately reflect all aspects of the Trust's and an individual executive officer's performance. Therefore, the Compensation Committee has retained a high degree of flexibility in structuring the Trust's compensation programs. This allows the Compensation Committee annually to evaluate subjectively and reward each executive officer's individual performance and contribution to the Trust's overall financial and operational success.

  The Compensation Committee has from time to time retained compensation consultants to assist it in structuring the Trust's various compensatory programs and determining the level of salary, bonus and other awards paid to the Trust's executive officers. For 1993, the Compensation Committee retained Compensation Resources, Inc. ("CRI") for this task.

  1993 Salary and Bonus Compensation. Near the end of each year, the Compensation Committee determines the salary to be paid to each executive officer during the subsequent year and the bonus to be paid for the current year. Sometimes, however, as a result of delays in scheduling meetings or because of other issues being considered by the Compensation Committee, salary or bonus is not set until early in the following year. The timing of these meetings allows the Compensation Committee to review the Trust's activities during the entire year and to collect and analyze competitive market data. This process is utilized by the Compensation Committee even though all of the executive officers of the Trust (including Mr. Guttman) have entered into employment agreements with the Trust. All but one of these agreements provide for a salary increase on January 1 of each year equal to 50% of any increase in the Consumer Price Index for the previous year. One employment agreement does not contain a provision providing for automatic salary increases.

  Salaries and bonuses for 1993 were set after consultation with CRI. CRI provided the Compensation Committee with aggregated information regarding the total cash compensation paid to officers holding similar positions in certain successful real estate investment trusts and other national and regional companies that CRI and the Compensation Committee have determined have comparable revenues, profitability and growth. CRI made specific recommendations as to 1993 salary levels.

  The particular companies within this group were selected several years ago jointly by CRI and the then members of the Compensation Committee. Some of these companies are included in the National Association of Real Estate Investment Trust equity index used for comparative purposes in the stock price performance graph below, and some are not.

  The Compensation Committee also requested Mr. Guttman's recommendations with respect to the individual efforts of the executive officers other than himself. The Compensation Committee, based on the recommendations made by Mr. Guttman with respect to executive officers other than himself, increased 1993 salaries for executive officers by approximately 4.5% over 1992 levels. However, one executive officer did not receive an increase because he was hired in late 1992. The Compensation Committee determined that it would be inappropriate to increase his salary in light of his short period of service to the Trust. In all instances, the salary increases were less than those recommended by CRI, based on its evaluation of the competitive marketplace.

  Mr. Guttman also prepared recommendations to the Compensation Committee concerning 1993 bonuses to be paid to executive officers other than himself. These recommendations were based on his analysis of each executive officer's performance and the performance of the Trust as a whole. Among the performance factors considered were the productivity of the leasing effort, the number and quality of properties acquired, the increase in funds from operations, the financing transactions completed, and the redevelopment and operation of Trust properties. Mr. Guttman subjectively weighed these and other factors, based upon the responsibilities of each of the executive officers.

  CRI advised the Compensation Committee that the bonus amounts suggested by Mr. Guttman were within the range that CRI would recommend, based on the total cash compensation paid to officers of companies within the group considered by the Compensation Committee and the Trust's overall performance.

  The Compensation Committee set 1993 bonuses at the amounts suggested by Mr. Guttman; however, the Compensation Committee adjusted the bonus of one executive officer in light of his superior performance of his Trust duties during 1993.

  Mr. Guttman's 1993 bonus was determined by the Compensation Committee, after considering the levels of the 1993 bonuses to be paid to the other executive officers of the Trust, the bonus paid to Mr. Guttman for 1992, and his contribution to the Trust during 1993, and after consulting with CRI.

  The Compensation Committee strives to maintain the total compensation package for executive officers at or near the 70th to 75th percentiles of the compensation paid by the group of companies considered by the Compensation Committee. The Compensation Committee considers the Trust's overall performance in setting salary and bonus levels for executive officers, as well as the relative performance of the other companies in this group and the compensation paid to their executives.

  1993 Long-Term Incentive Plan ("1993 Plan"). The 1993 Plan was approved by the shareholders at the Trust's 1993 Annual Meeting. The 1993 Plan allows the Compensation Committee to make cash and stock-based awards to officers and other key employees of the Trust (such as grants of stock options, stock appreciation rights, restricted stock, performance awards and stock purchase awards).

  During 1993, the Compensation Committee granted stock options to all but one of the executive officers of the Trust. These awards were made on the date of the Trust's 1993 Annual Meeting and are separately disclosed in this proxy statement.

  The amount of these awards were set for all executive officers (including Mr. Guttman) based on recommendations prepared by CRI. In preparing its recommendations, CRI considered how many options had been previously awarded to each executive officer under the Trust's prior stock option plans and the contractual commitments made by the Trust when recruiting a new executive officer. At the time the Compensation Committee determined the number of options to be granted, the Compensation Committee also determined that, barring unforseen circumstances, no additional grants of options would be made to these persons in 1994 or 1995.

  As disclosed separately in this proxy statement, on December 17, 1993, one Trust executive officer was offered the opportunity to purchase 40,000 Shares. This officer was hired by the Trust in late 1992 and, as a result, did not receive a similar award in 1991 when they were made to the other Trust executive officers. The amount of the award was set by the Compensation Committee after reviewing the recommendations of Mr. Guttman and CRI.

  Deductibility of Compensation Paid in Excess of $1 Million. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), limits the ability of a public company, such as the Trust, to deduct, in 1994 and subsequent years, compensation paid to an executive officer who is named in its "Summary Compensation Table" in excess of $1 million per year unless certain conditions are met. What the requirements are vary depending on the type of compensation paid. It is not anticipated that any executive officer will be paid in excess of $1 million in 1994. Therefore, the Committee does not believe that it is necessary at this time to modify any of the Trust's compensatory programs as a result of Section 162(m).

                                          Dennis L. Berman
                                          Morton S. Lerner
                                          George L. Perry

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Trust's Compensation Committee are Dennis L. Berman, Morton S. Lerner and George L. Perry. Arnold Kronstadt served as a member of the Compensation Committee until May 13, 1993 and Donald H. Misner served as a member of the Compensation Committee until June 1, 1993. On June 1, 1993, Mr. Misner resigned as a member of the Audit Committee.

  On October 1, 1993, Mr. Misner became a full time employee of the Trust at an annual salary of $120,000. Between June 1 and October 1, 1993, Mr. Misner served as a consultant to the Trust on the development of new shopping centers. Mr. Misner has over 30 years experience as an architect and developer and has completed over $250 million of projects for his own account or in conjunction with partners. During 1993, Mr. Misner was paid $50,000 for both his consulting services and employment. In addition, Mr. Misner continues to receive Trustees' fees in cash from the Trust. On the date of the 1994 Annual Meeting, Mr. Misner will also be granted an option to purchase 2,500 Shares, the per Share exercise price of which will be the fair market value of a Trust Share on the date of grant. This option is in lieu of the option he is no longer eligible to receive as he is no longer a non-employee Trustee.

                            STOCK PRICE PERFORMANCE

  The following stock price performance chart compares the Trust's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the NYSE, American Stock Exchange or the NASDAQ National Market. Stock price performance for the past five years is not necessarily indicative of future results. All stock price performance includes the reinvestment of dividends.


                            [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                    AMONG FRT, NAREIT INDEX AND S&P INDEX

Measurement period                           NAREIT      S&P
(Fiscal year Covered)             FRT        Index       Index
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/89                    $ 110.56     $ 108.84    $ 131.49
FYE 12/31/90                    $  78.01     $  92.13    $ 127.32
FYE 12/31/91                    $ 111.36     $ 125.02    $ 166.21
FYE 12/31/92                    $ 158.04     $ 143.26    $ 178.96
FYE 12/31/93                    $ 167.12     $ 171.42    $ 196.84


                                   PROPOSAL 2

                 SHAREHOLDER PROPOSAL TO ADOPT A RESOLUTION
                      REGARDING EXECUTIVE COMPENSATION

  Murray Katz and Beatrice Katz of 11435 Monterrey Drive, Silver Spring, MD 20902, as joint record holders of Trust shares, having a current market value of more than $1,000 and having held the shares for more than one year and intending to hold the shares through the date of the next annual meeting, have given notice that they intend to propose a resolution. The exact number of Trust shares held by the Proponents will be furnished promptly by the Trust to any person who requests this information. The text of the resolution is as follows:

    "RESOLVED: That the shareholders of Federal Realty Investment Trust recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States," that is, no more than $400,000.

    "REASONS: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

    While the duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job), and while the President has many valuable compensations, we use the salary of the President only as a reference point for the shareholders to consider as they evaluate this resolution.

    Officers of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporations primarily for their benefit rather than for the benefit of the shareholders. Thus, they may drain away millions of dollars in salary, stock options and other compensation. When more than the recommended ceiling on salary and compensation is taken, this is an expression of greed and abuse of power.

    Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, compensation increases even as profits fall. It is apparent that high compensation does not usually serve as an incentive for a better run or more profitable corporation. Obscene compensation packages illustrate the power of the Board of Directors, a closed group which perpetuates itself, by determining who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. The Board of Directors does not own the corporation, but it can run the corporation as if it were their property. There is a general perception in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the policy of Boards of Directors. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving within the aforementioned pay ceiling.

    Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers."

    Last year a similar proposal received 3,074,577 of the stockholder's vote FOR and 13,270,243 AGAINST. On this basis the vote FOR is 18.8%.

    "If you agree, please mark your proxy FOR this resolution."

RECOMMENDATION OF THE BOARD OF TRUSTEES

  The Board of Trustees believes that adoption of this Proposal would be detrimental to the best interests of the Trust and its shareholders. Accordingly, the Board recommends a vote AGAINST this Proposal.

  The Proponents request that the Board of Trustees "institute a salary and compensation ceiling" that would remove a necessary and desirable level of flexibility needed to make proper compensation decisions. The Trustees believe that this flexibility is key to attracting, motivating and retaining qualified officers at the Trust and that the Board of Trustees should retain discretion with respect to the compensation arrangements of the Trust's officers.

  Compensation arrangements for the Trust's officers are the responsibility of the Compensation Committee, comprised of three outside Trustees. The Compensation Committee meets regularly and employs an independent compensation consultant as well as outside legal counsel.

  The Trust competes for executive talent with other publicly traded as well as other real estate companies. Consequently, the design and scope of the Trust's compensation program has a significant and direct impact on the Trust's ability to attract and retain the best possible executive talent. The Trustees believe that if the Trust loses its ability to compensate its officers at competitive levels this in turn, will impact the Trust's ability to enhance overall corporate performance and ultimately, shareholder value.

  The need for flexibility in establishing officer compensation is the primary reason the Trustees oppose this proposal. The Trustees also object to the Proponent's suggestion that the Trust adopt an inappropriate standard for comparison. It is misleading to compare the compensation of the Trust's officers with the salary of the President of the United States because the positions are so vastly different. In addition, the salary paid to the President is just a very small part of the compensation received, both during and after service in the White House.

  The Proponents assert in their supporting statement that "officers give the appearance that they run the corporations for their benefit rather than for the benefit of the shareholders." The Trustees, in fact, believe that the Trust's performance record reflects otherwise. During the past 20 years, including periods of economic recession and marked downturns in certain segments of the real estate market, the Trust's shareholders have enjoyed a compound average annual return of 20%, which is well above the average 13% return of the S&P 500 for this same period. In addition, the Trust's steady growth has enabled the Trustees to increase the annual dividend rate for 26 consecutive years. The Trustees believe that this performance is, at least in part, a direct result of the Trust's ability to attract and retain the best possible executive talent.

  The affirmative vote of a majority of the Shares entitled to vote that are present, in person or by proxy, at the Annual Meeting is required to adopt this shareholder Proposal.

  THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 2.

                              CERTAIN TRANSACTIONS

  Pursuant to the terms of the stock option plans, from 1984 through 1993 officers and key employees have exercised options and paid for some of the Shares by issuance of notes to the Trust. The notes are for a term of five years, interest payable quarterly, with interest at the per annum rate that is the lesser of (i) the Trust's borrowing rate or (ii) the current indicated annual dividend rate on the Shares acquired pursuant to the option divided by the purchase price of such Shares. The notes are secured by the Shares, which will not be released until the notes are paid in full. Pursuant to the terms of a restrictive stock agreement Mr. Guttman borrowed $210,000, $105,000 of which was repaid in 1992. The remaining balance of $105,000 is payable on April 15, 1996, with no interest. The note is secured by 18,975 Shares. In connection with restricted Share grants, the Trust has loaned officers funds with which to pay taxes on the Shares. The notes, which total $76,000 as of March 28, 1994, bear interest at the lesser of (i) the Trust's borrowing rate or (ii) the current indicated annual dividend rate divided by the closing price of such Shares on the vesting date. The loans are being forgiven pro-rata over three years if the officer is still employed by the Trust.

  In 1991, the Trust accepted notes from Trust officers in connection with the 1991 Share Purchase Plan for $5,359,922. The current balance of the notes is $4,546,000. Up to 75% of the original principal balance of these loans may be forgiven by the Trust if certain conditions are met. In connection with the 1991 Share Purchase Plan, the Trust has loaned officers $420,000 with which to pay income taxes associated with the forgiveness. The interest rate on the Share purchase loans and related tax loans is 9.39%. On January 1, 1994, the Trust lent Mr. Kaplan $1,000,000 to purchase 40,000 Trust Shares. Up to 75% of the original principal balance of this loan may be forgiven by the Trust if certain conditions are met.

  The following table sets forth the indebtedness to the Trust of the executive officers as of March 28, 1994:

                                                            MAXIMUM
                                                          OUTSTANDING  CURRENT
                                                            DURING     BALANCE
     NAME                               TITLE                1993      OF NOTES
- --------------------------------------------------------------------------------
  Steven J. Guttman......... President and Chief          $3,090,000  $2,269,000
                              Executive Officer
  Ron D. Kaplan............. Vice President--Capital             --   $1,200,000
                              Markets
  Catherine R. Mack......... Vice President--General      $  403,000  $  375,000
                              Counsel and Secretary
  Mary Jane Morrow.......... Senior Vice President--      $  805,000  $  760,000
                              Finance and Treasurer
  Hal A. Vasvari............ Executive Vice President--   $  905,000  $  860,000
                              Management
  Cecily A. Ward............ Vice President--Controller   $  107,000  $  103,000
  Robert S. Wennett......... Senior Vice President--      $  904,000  $  975,000
                              Acquisitions

  A retail women's clothing store owned by Mr. Guttman and his wife, which is operated by Mr. Guttman's wife, leases space at one of the Trust's properties. Terms of the lease were negotiated at arms length and reflected prevailing market conditions. Total payments in 1993 for rent, operating expenses and real estate taxes were $64,000. From time to time the Trustees may actively engage on their own behalf and as agents for and advisors to others in real estate transactions, including development and financing. The Trustees have agreed that they will not acquire an interest in any property which meets the investment criteria of the Trust without first offering the property to the Trust.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Grant Thornton has been selected as independent public accountants for the Trust for the current year, and examined the Trust's financial statements for the year ended December 31, 1993. Grant Thornton also provided limited reviews of the Trust's quarterly financial information and assisted in connection with certain other filings with the Securities and Exchange Commission.

  A representative of Grant Thornton will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

                                 ANNUAL REPORT

  A COPY OF THE TRUST'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE TRUST, 4800 HAMPDEN LANE, SUITE 500, BETHESDA, MARYLAND 20814, ATTENTION:
MS. KATHY KLEIN, VICE PRESIDENT--CORPORATE COMMUNICATIONS. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE TRUST'S REASONABLE EXPENSES.

        SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

  The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, Trust officials may solicit proxies in person and by telephone or telegraph, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares.

  Proposals of shareholders intended to be presented at the 1995 Annual Meeting must be received by the Trust no later than November 30, 1994 to be considered for inclusion in the Trust's proxy statement and form of proxy relating to such meeting.

  The Trustees know of no other business to be presented at the 1994 Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

  You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the 1994 Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                          For the Trustees,

                                          (Signature of Catherine R. Mack
                                           Appears Here)

                                          Catherine R. Mack
                                          Vice President--General
                                          Counsel and Secretary

          YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.
                      PLEASE SIGN, DATE AND MAIL IT TODAY.

PROXY

                        FEDERAL REALTY INVESTMENT TRUST

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

  The undersigned, a shareholder of Federal Realty Investment Trust (the "Trust"), hereby constitutes and appoints THOMAS F. COONEY, ESQ., MARY JANE MORROW and CECILY A. WARD, or any of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at the Four Seasons Hotel--Georgetown, 2800 Pennsylvania Avenue, N.W., Washington, D.C. on Wednesday, May 4, 1994 at 10:00 a.m., or at any adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

  The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

                         (TO BE SIGNED ON REVERSE SIDE)

                                                     SEE REVERSE SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


  This Proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND AGAINST PROPOSAL 2.

                                FOR      WITHHELD
1. Election of Trustees:        [_]        [_]

A. Cornet de Ways Ruart; Morton S. Lerner; Walter F. Loeb

The Board of Trustees unanimously recommends a vote FOR the three Nominees.

For all, except as otherwise indicated (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST.)

                                                    FOR  AGAINST  ABSTAIN
2. Shareholder Proposal to limit compensation
   based on comparison to the President of the      [_]    [_]      [_]
   United States...............................

 The Board of Trustees unanimously recommends a vote AGAINST Proposal 2.

3. In their discretion, on any other matters properly coming before the meeting or any adjournment thereof.


- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --


             SHAREHOLDER NAME AND ADDRESS


               DO NOT PRINT IN THIS AREA

- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --


SIGNATURE(S)                                               DATE
             ----------------------------------------------    ----------------

             ----------------------------------------------
NOTE: Please sign exactly as your name(s) appear(s) hereon. If the shares are held jointly each party must sign. If the shareholder named is a corpora-tion, partnership or other association, please sign its name and add your own name and title. When signing as an attorney, executor, administrator, trustee, guardian or in any other representative capacity, please also give your full title or capacity.